October 31, 2025

Timothy A. Leach
600 West Illinois Avenue
Midland, TX 79701

Subject:    Letter Agreement amending Non-Compete, Non-Solicitation, and Confidentiality Agreement
Dear Tim,
This letter agreement (the “Letter Agreement”) confirms the mutual understanding of the Parties regarding amending certain terms of that certain Non-Compete, Non-Solicitation, and Confidentiality Agreement (the “Agreement”) by and between you and ConocoPhillips (the “Company”) dated April 28, 2022. Capitalized terms used herein, but not defined, shall have the meanings given to such terms in the Agreement.
In connection with your voluntary retirement from employment with the Company and its affiliates effective as of August 31, 2025 and in consideration for your continued Service on the Board of Directors of Company for at least the remainder of your elected term, which both Parties acknowledge to be good and valuable consideration, the definition of Restricted Period shall be amended as set forth below:
•For purposes of Section 3.02 (Non-Competition), “Restricted Period” shall mean the term of your Service.
•For purposes of Section 3.03 (Non-Solicitation), “Restricted Period” shall mean the term of your Service plus a period of six (6) months after the date your Service ends for any reason.
In addition, the penultimate paragraph of Section 3.02 of the Agreement shall be deleted in its entirety and replaced with the following:
Nothing in this Agreement shall prohibit Employee from purchasing or owning less than two percent (2%) of any entity engaged in a Prohibited Activity provided that such ownership represents a passive investment and that Employee is not a controlling person of, or a member of a group that controls, such entity.

If the foregoing is acceptable to you, please sign and date this Letter Agreement in the space provided below and return it to me.

Sincerely, ConocoPhillips

By: Ryan Lance, Chairman and Chief Executive Officer

Agreed and Accepted this 4th day of November, 2025: Timothy A. Leach